                                                                   EXHIBIT 10.18

Portions of the following exhibit have been omitted under a request for confidential treatment under Section 24b-2 of the Securities Act of 1934. Locations of these omitted portions is denoted by the following legend. [ * * ]

                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made this 7th day of January, 2002, by and between: Dr. Ajay Gupta ("AG"), an individual residing at 18946 Vickie Avenue, Apt #241, Cerritos, CA 90703, Charak LLC ("CHARAK"), a corporation organized under the laws of the State of Michigan located at 2336 Hickory Point Drive, Ann Arbor, Michigan and owned by AG, and Rockwell Medical Technologies, Inc. ("RMTI"), a corporation organized under the laws of the State of Michigan located in Wixom, Michigan.

                                   WITNESSETH:

WHEREAS, CHARAK and AG represent and warrant that CHARAK is the owner of certain proprietary information and technology, including medical and scientific information, clinical and other information, submissions, and records relating to FDA approval carried on heretofore, processes, methods, technical know-how and information attributable to and known by AG personally including confidential and trade secret information, and associated rights and tangible property and U.S. and foreign patent applications pending all relating inter alia to delivery of Iron Salt(s), especially ferric pyrophosphate, and pharmaceutically acceptable salts thereof delivered through dialysate to patients suffering from renal failure more specifically set forth in pending U.S. Patent Application Nos. 08/775,595 (and related Provisional Application No. 60/055,315), and 09/367,629, and related International Patent Applications Nos. PCT/US98/16383, (WO98US16383), (WO9907419A1) and (WO97US23719) (WO9829434A1)
(International Patent Applications and National State Patent Applications in foreign countries based on such International Patent Applications (foreign patent applications)), (all such patent applications and all patents issued therefrom comprising the "Patent Rights," and all such technology hereinafter collectively referred to as "CHARAK TECHNOLOGY"), subject only to the rights of Henry Ford Health Systems Inc., a Michigan Corporation ("HFHS") to use the Patent Rights and know-how existing as of the date hereof for the sole purpose of research at its principal research facility or patient use within the existing HFHS facilities as the same may be expanded in the ordinary course of business ("the HFHS Shop Right"); and

         WHEREAS, RMTI desires to secure from CHARAK, and CHARAK is willing to provide RMTI, upon certain terms and conditions, an exclusive, worldwide, non-transferable license to use the CHARAK TECHNOLOGY (less the HFHS Shop Right)

("the Licensed Technology,") which expression shall include Enhancements (as herein defined) of CHARAK, AG, and/or CHARAK Affiliates (hereinafter defined) including a license to manufacture, use, commercialize and sell liquid and/or dry dialysate compositions which utilize and are protected by the Licensed Technology ("the Licensed Products").

         NOW THEREFORE, for and in consideration of the recitals and covenants set forth herein, the parties agree as follows:

                                    ARTICLE I
                                      TERM

The term of this Agreement (the "Term") shall commence on the date first written above and shall continue on a product by product and Enhancement by Enhancement and country by country basis until the last patent included in the Patent Rights covering a Licensed Product or Enhancement in any country in which RMTI remains licensed hereunder expires, plus a period of ten years. The Term with respect to any product or Enhancement in any country shall automatically be extended for successive one (1) year periods unless, at least twelve months before the expiration of the original or any renewal Term, either party gives written notice to the other that it does not wish to extend the Agreement with respect to such product or Enhancement in such country. For purposes of this Article, a patent included in the Patent Rights covers a Licensed Product (or Enhancement) if the manufacture, use and/or sale of the Licensed Product or Enhancement would, absent a license granted hereunder, infringe such patent.

                                   ARTICLE II
                                GRANT OF LICENSE

CHARAK hereby grants to RMTI, subject to the conditions herein including as outlined in Article III and subject to the HFHS Shop Right, an exclusive, worldwide, non-transferable license to manufacture, have manufactured, commercialize, use, market, offer for sale, and sell the Licensed Products, and/or otherwise exploit the Licensed Technology in the treatment of patients with renal failure by hemodialysis, peritoneal dialysis or by any other therapy, together with the right to grant sublicenses for any or all such Licensed Product(s) and/or Licensed Technology, as set forth more fully hereinafter. The Licensed

Technology shall include all inventions, improvements, and modifications thereto ("Enhancements") made, conceived or acquired by CHARAK, AG and any CHARAK Affiliate (as defined more particularly hereinafter) during the term of this Agreement, and any patent based on and covering the same which CHARAK, AG or any CHARAK Affiliate now or hereafter owns, controls or has the right to commercially exploit.

                                   ARTICLE III
                             CONSIDERATION FOR GRANT

         3.1 Patent/Other Obligations and Costs. If RMTI deems it necessary for CHARAK to obtain additional patent protection on any portion of the Licensed Technology, whether now existing or developed in the future, not covered by patents issued from the Patent Rights, to assure protection of their exclusive license rights herein, CHARAK, at RMTI's expense, will prepare and file the requested patent applications.

RMTI shall use its best reasonable efforts, on a country by country basis, to obtain, and thereafter maintain, Foreign Registrations or Approvals to market the Licensed Products in order to enable their full commercial exploitation, commensurate with RMTI's size, capabilities, and reasonable business judgment as to feasibility and return on investment, and will use best efforts to do so within one year following the date of patent issuance in countries where patent protection is obtained, but delay by regulatory authorities shall not be deemed lack of best reasonable effort by RMTI.

After obtaining regulatory approval to market the Licensed Products, RMTI shall use its best reasonable efforts on a country by country product by product basis to market the Licensed Products.

All future costs for filing, prosecuting, and/or issuing patent applications and/or maintaining patents (both existing patent applications and additional patent applications requested by RMTI) covering either in full or part the Licensed Technology, including maintenance fees once patent(s) issue, will be borne by RMTI as long as this Agreement is in force, on a country by country basis, except as provided below. In addition, RMTI agrees to reimburse AG for all bona fide, reasonable and documented expenses related to prosecution, filing and maintenance fees of patent applications within the Patent Rights incurred prior to the date hereof, but only to the extent such expenses do not duplicate expenses reimbursed by Shein, and only to the maximum allowable extent of Twenty Five Thousand Dollars U.S. ($U.S. 25,000).

CHARAK warrants that it will keep RMTI and its designated counsel promptly and fully advised, at RMTI cost, as to the status and course of prosecution of all such pending patent applications, including supplying copies of all official papers received, copies of all papers filed by the attorneys involved and copies of all correspondence to and from such attorneys regarding such applications. RMTI shall have the right to make final decisions as to what is done in each step in the course of prosecution in all such cases so long as it is obligated to pay the related expenses. In any instance where RMTI decides not to proceed with or otherwise discontinue prosecution or maintenance of any patent or application, it shall to the extent reasonably possible notify CHARAK in sufficient time to permit CHARAK to act and CHARAK may elect to continue on its own and at its own expense.

         3.2 Conditionally Non-Refundable License Fee. RMTI agrees to pay CHARAK a license fee, which shall be non-refundable except for CHARAK's breach of warranty or fraud, payable in 6 segments as follows: Fifty Thousand US Dollars (US $50,000) at the time of execution of this Agreement, to be paid in the common stock of RMTI valued at a price per share corresponding to that existing at the close of trading on the NASDAQ exchange on the previous day; Seventy Five Thousand U.S. Dollars (U.S. $75,000) upon issuance of a U.S. Patent based on U.S. Patent Application No. 08/775,595 with claims generally corresponding to those present in the application prior to the date of execution hereof; Fifty Thousand US Dollars (US $50,000) upon successful completion of Phase III clinical trials and filing with the FDA for 510(k) approval; One Hundred Thousand US Dollars (US $100,000) upon approval of the therapy by the US FDA; One Hundred Seventy Five Thousand US Dollars (US $175,000) upon successful assignment of a billing/reimbursement code for the Licensed Products by the United States Health Care Financing Administration (HCFA); and One Hundred Fifty Thousand U.S. Dollars (U.S. $150,000) upon the grant of Orphan Drug Status by the FDA.

3.2.1 In the event of CHARAK or AG's breach of warranty or fraud during the active term of this Agreement, the license fees received by CHARAK shall be refundable as follows:

- Full amount received by CHARAK, if such event occurs during the first five years from the date of this Agreement, and
- Only one-half the amount received by CHARAK, if such event occurs later.

     3.3 Royalty. RMTI shall pay Charak a Royalty ("Royalty") based on RMTI's average actual selling price of Licensed Products, as particularly specified herein, where the selling price of Licensed Products exceeds [*
                                *], at rates set forth below, and, if the
selling price of Licensed Products is below [*
                 *], RMTI shall pay Charak a Royalty ("Royalty") based on RMTI's Revenue Advantage, which will be based on RMTI's increase in per unit revenue, received by RMTI, for liquid and dry dialysate products which embody Licensed Technology ("Licensed Products") with respect to the per unit revenue received by RMTI in that country for liquid and dry dialysate products that do not embody Licensed Technology ("Conventional Products").

The Royalty Rate to be used in calculating Royalty payable to CHARAK for each country or territory in which Licensed Products are sold by RMTI at per-drum
sales prices of [*                                          *], for sales of
Licensed Products at per-drum prices between [*
                 *] and for per drum sales prices of Licensed Products less than
[*                                      *] of the prevailing RMTI Revenue
Advantage, in countries where the Licensed Products are covered by patents which have not expired or been invalidated or held unenforceable by a court of competent jurisdiction, and in countries where the Licensed Products are subject to a grant of regulatory exclusivity. In all other countries or territories, and after any or all patents included in Licensed Technology have expired or regulatory exclusivity has expired, the corresponding Royalty Rates shall be reduced to [*
                              *].

The Revenue Advantage Royalty will be calculated by using the increase in the "average actual selling price" of Licensed Products over the "base average actual selling price" of Conventional Products, on a 55-gallon drum equivalent basis ("a unit") in each country or territory where Licensed Products are sold. The "average actual selling price" of the Licensed Products in a given country is the weighted average actual gross invoice price received by RMTI per unit sold to independent and unrelated third parties in or for that country in the normal course of business, less any and all chargebacks, rebates, discounts, buying group discounts, taxes, duties, handling or other charges, credits, fees allowances, and returns, on a 55-gallon drum equivalent basis (i.e., per unit) sold by RMTI during the 12 month period preceding the month in which RMTI sells Licensed Products during each quarterly period for which a Royalty is payable. The "base average actual selling price" in a given country is the weighted average actual selling price of liquid and dry dialysate products without the Licensed Technology (Conventional Products), on a per unit basis, sold in that country. If RMTI sells Licensed Products in any new territory for which it does not already have a "base average actual selling price" of its Conventional Products, it will initially use the same "base average actual selling price" as that prevailing in the United States, which will then be applied to the weighted average actual selling price of Licensed Products in the territory involved to calculate the "Revenue Advantage".

Royalty to CHARAK for Licensed Product drum prices less than [*             *] =
Royalty Rate x Unit Volume x Revenue Advantage [i.e., Average Actual Selling Price with Licensed Technology minus Average Actual Selling Price without Licensed Technology].

If the Licensed Technology is sold separately from RMTI's Conventional Product, the Licensed Technology will earn a specified royalty. The royalty will be
[*             *] of revenue of the Licensed Technology in all countries, provided it has exclusivity via a patent or Orphan Drug Designation. If after any or all patents included in Licensed Technology have expired or regulatory exclusivity has expired, or there is no exclusivity, the corresponding Royalty
Rate shall be [*             *] in all countries.

The Royalty shall be payable to CHARAK within one month of the quarter most recently ended and RMTI shall provide duly verified details and computation basis for computation to CHARAK for CHARAK's verification/audit.

         3.4 Sublicense Rights. CHARAK grants RMTI the right to issue sublicenses for the Licensed Technology, to the full extent of but not exceeding the rights of RMTI under this Agreement, or less than that, on particular terms and conditions deemed best by RMTI in each instance, with appropriate disclosure of CHARAK's rights. RMTI shall promptly advise CHARAK as to the issuance of each and every such sublicense, identifying the sub-licensee by name and address, shall promptly account to CHARAK for all sales of Licensed Products by such sub-licensees, and shall pay royalties to CHARAK for such sub-licensee sales within thirty (30) days following the end of each quarter, on the same overall basis as RMTI is itself obligated to CHARAK for RMTI's sales under this Agreement, but based on the pricing used by each Sublicensee in each country or territory.

         3.5 Commercialization and Technical Support. RMTI undertakes and agrees with CHARAK to faithfully and diligently exploit, on the basis set forth in paragraph 3.1 hereinabove, the commercial potential of the Licensed Technology. RMTI, at its sole cost and expense, shall be responsible for all regulatory affairs associated with the Licensed Products during the active term of this Agreement in all countries or territories for which this agreement remains in effect, including clinical trials and commercialization submissions to the U. S. Food and Drug Administration, but CHARAK and AG shall assign to RMTI all rights and status obtained prior to the date of this Agreement and shall cooperate and assist RMTI in all ways and at all times reasonably requested by RMTI. RMTI shall prepare and submit in its name a completed new drug and/or device application (NDA) (or the equivalent in other countries) for the Licensed Product and shall use its best reasonable efforts to obtain FDA approval of the NDA. RMTI shall be responsible for obtaining applicable State regulatory/formulary approvals for the marketing, sale and distribution of Licensed Products in both the U.S. and foreign countries.


Throughout the term of this Agreement, CHARAK and AG agree to provide, and RMTI agrees to pay CHARAK and/or AG for, such reasonable technical and clinical consultation and support at mutually convenient times during normal business hours as RMTI may request, including the services of AG, which shall be exclusive to RMTI with respect to all aspects of the Licensed Technology. AG's services shall be billed, for the first year of this Agreement, at the rate of US $1,500.00 per day, or US $187.50 per hour, and all other personnel will be billed at mutually agreed-upon market rates. All costs and expenses will be reimbursed promptly upon invoicing by CHARAK and/or AG.

         3.6 Audits. RMTI shall make its and its Affiliate(s) records pertaining to the performance of this Agreement available to independent auditors designated by and at the expense of CHARAK, at RMTI's facilities and at reasonable and mutually convenient times during normal business hours, for audit purposes and shall take any reasonable actions required to facilitate such audit. All information obtained during any such audit shall be deemed confidential, and such auditors shall report only the conclusion reached by their audit relative to accuracy and adequacy of payments including Royalty payments made to CHARAK hereunder. No such audit shall be conducted more frequently than once per year, or carry back more than two years. It is however agreed that if as a result of any such audit it is found that RMTI has knowingly not duly met its payment obligations to CHARAK then the cost of such audit shall be borne by RMTI. RMTI shall include this same obligation in any sublicenses it issues, except that the facilities involved shall be those of each sublicensee, as determined most appropriate by them.

                                   ARTICLE IV
                          REPRESENTATIONS BY AND OTHER
                      UNDERTAKINGS BY CHARAK, AG. AND RMTI

         4.1 CHARAK for itself and all CHARAK Affiliates, and AG warrant to RMTI that CHARAK is the sole and exclusive owner of the Licensed Technology as of the date of execution hereof, subject only to the HFHS Shop Right, and that CHARAK has the right to grant the license granted hereunder; that no agreement or other document effective as of the date of execution hereof is in force which is in conflict herewith and neither CHARAK or AG will execute any such agreement during the active term hereof; that CHARAK officers have the full right, authority and authorization to execute this Agreement and to grant the rights granted to RMTI hereunder; and that no consent or authorization of any third party is required as a condition precedent to its execution or performance of this Agreement.

         4.2 RMTI hereby represents to CHARAK that no agreement or other document in force as of the date hereof is in conflict herewith; that its officers have the full right, authority and authorization to execute this Agreement; and that no consent or authorization of any third party is required as a condition precedent to its execution or performance of this Agreement.

         4.3 RMTI shall be responsible for and use its best efforts to make sure that no Licensed Products will knowingly be sold or otherwise distributed by it or its sublicenses/Affiliates that are not in full compliance with all legal and regulatory requirements. RMTI assures CHARAK that the Licensed Products shall be developed, manufactured, transported, stored, handled, packaged, marketed, promoted, distributed, offered for sale and sold in accordance with all regulatory authorities, including without limitation, the FDA, in any country of the licensed territory, including, without limitation, cGCP, cGLP, cGMP regulations. The Licensed Products shall not be adulterated or misbranded as defined by the Federal Food, Drug and Cosmetic Act when delivered and shall not be a product which would violate any section of such Act if introduced in interstate commerce.

         4.4 AG and CHARAK shall promptly and diligently pursue a grant of regulatory exclusivity ("Orphan Drug Status) from the US FDA for the Licensed Products at their own expense in the name of RMTI.

                                    ARTICLE V
           INFORMATION AND OWNERSHIP REGARDING THE LICENSED TECHNOLOGY

         5.1 The Licensed Technology, (except for FDA-related rights, etc.) and all inventions, improvements, enhancements and modifications thereto made, conceived or developed by CHARAK or AG, or by any other person or entity controlled or owned by either (all jointly and severally constituting the "CHARAK Affiliates") after the date of this Agreement, and any patent covering such inventions, improvements, enhancements, modifications in whole or part which said CHARAK Affiliates now or hereafter own, control, or have the right to commercially exploit, ("CHARAK Enhancements") shall remain the sole and exclusive property of one or more of the CHARAK Affiliates but shall be deemed included as elsewhere specified herein as within the license hereby granted. CHARAK Affiliates shall, upon demand, execute and deliver to RMTI, or cause to be executed and delivered to RMTI, such conventional documents as are deemed reasonably necessary or advisable by counsel for RMTI for filing in the appropriate public offices to evidence the grant of the exclusive license for the Licensed Technology hereby granted to RMTI.

         5.2 CHARAK, AG and all CHARAK Affiliates expressly assure RMTI that they believe that there is nothing that would invalidate/restrict their rights in the Licensed Technology, except the HFHS Shop Right.

         5.3 All inventions, improvements, enhancements and modifications to the Licensed Technology made, conceived or developed solely by RMTI or its agents and representatives without involvement of CHARAK, AG or any CHARAK Affiliates after the date of this Agreement which absent a license would infringe Licensed Patents, and any patent covering the same ("RMTI Enhancements"), shall be the sole property of RMTI but may be used non-commercially by CHARAK during the active term of this Agreement.

         5.4 All inventions which have at least one inventor which is either AG or a CHARAK Affiliate and at least one inventor which is neither AG nor a CHARAK Affiliate shall (as between RMTI and CHARAK) be assigned to CHARAK and RMTI jointly and shall be part of the Licensed Technology under this Agreement.

                                   ARTICLE VI
                   INFRINGEMENT, INDEMNIFICATION AND INSURANCE


         6.1 (i) RMTI and CHARAK shall each promptly inform the other in writing of any alleged infringement or unauthorized use by a third party of Licensed Technology of which it becomes aware and provide such other with any available evidence of such unauthorized activity.

         6.2 RMTI shall have the right, but not the obligation to defend any and all charges of infringement of intellectual property rights concerning the manufacture, use, sale, offer for sale, or importation of the Licensed Products whether such charge is made against RMTI, an RMTI Affiliate or sub-licensee or CHARAK, or an Affiliate of CHARAK, or any combination thereof. RMTI shall also have the right, but not the obligation to bring charges of infringement against any other party on behalf of itself, its Affiliates or sub-licensee, and/or CHARAK for infringement of the Patent Rights. In all such cases, RMTI shall have the right, but not the obligation, to control such litigation or threatened litigation, including the right to choose counsel, the right to direct the conduct of the litigation, the right to settle or compromise the case or position, and to take any other action as RMTI may, in its own discretion deem appropriate. Upon request of RMTI, CHARAK agrees to permit RMTI to bring suit in CHARAK's name and to join in such suit.

         6.2.1 RMTI shall bear the expense for protecting the Patent Rights during any infringement proceeding and shall receive the full benefit of any recovery or settlement in connection with any such proceeding; provided, however, that in the event CHARAK elects to participate in the expense of such proceeding, any recovery and any expense relating to the protection of such Patent Rights shall be shared by CHARAK and RMTI as follows:

                  (a) First, all expenses to be incurred by the parties in protection of any Patent Rights and (including, without limitation, attorney fees) shall be borne 85% by RMTI and 15% by CHARAK and any recovery or award obtained shall first be applied to reimburse RMTI and CHARAK in proportion to their participation in such expenses;

                  (b) Any cash recovery other than a royalty remaining after the reimbursement of RMTI and CHARAK of all such expenses shall be distributed 85% to RMTI and 15% to CHARAK;

                  (c) If RMTI settles the litigation under terms requiring the payment of a royalty to the infringer, RMTI shall bear 85% of such payment and CHARAK shall bear 15% of such payment. The amounts payable by CHARAK shall first be applied against the royalties he is otherwise entitled to receive hereunder;

                  (d) In the event RMTI elects not to take any action against an infringer of Patent Rights within ninety (90) days after actual notice of infringement, CHARAK shall have the right, but not the obligation, to do so and in which event CHARAK shall be responsible for the costs of such litigation. In all such cases CHARAK shall have the right to control such litigation, including the right to choose counsel, the right to direct the conduct of the litigation, the right to settle or compromise the case and take any other action as CHARAK may, in his discretion deem appropriate; provided, however, that CHARAK may not grant a license or sublicense under the Patent Rights to any third party for as long as the Patent Rights are licensed exclusively to RMTI hereunder nor may CHARAK enter into an agreement of any kind which would interfere with, reduce or conflict with the rights granted to RMTI hereunder. RMTI shall not be entitled to any recovery procured by CHARAK from such protection of Patent Rights by way of settlement, judgment or otherwise; provided, however, if RMTI elects to participate in any such action before the suit is filed in court, the costs shall be borne by and allocated between and recoveries shall be distributed to CHARAK and RMTI mutatis mutandis in the same manner as provided above except that 85% of the costs and recoveries shall be borne by and distributed to CHARAK and 15% of the costs and recoveries shall be borne by and distributed to RMTI.

Notwithstanding the foregoing any infringement settlement that includes a license for future sales of Licensed Products shall be regarded a sublicense and shall be subject to the terms of this Agreement like any other sublicense.

         6.3.2 CHARAK Affiliates shall indemnify and hold harmless RMTI and its Affiliates and their officers, directors and employees from and against any and all Losses arising directly out of or resulting directly from any breach by CHARAK or any of its Affiliates of any of its warranties, representations, obligations or covenants contained herein.

         6.3.3 Neither party shall be liable, one to the other, for any indirect, special, punitive, consequential or exemplary damages arising out of or in connection with this Agreement.

         6.4 Insurance. RMTI agrees to purchase, at its sole cost, comprehensive general liability insurance (occurrence or claims-made form) for bodily injury and property damage, including contractual and product liability, in an amount of not less than $3,000,000 combined single limits and provide CHARAK with a certificate of insurance naming CHARAK as an additional insured. Such contract of insurance shall be primary with respect of any other insurance available to CHARAK and shall contain a waiver of subrogation by RMTI's insurance carrier against CHARAK and its insurance carrier with respect to all obligations assumed by RMTI pursuant to this Agreement. Such insurance shall contain provisions to the effect that policy limits may not be reduced, terms changed, or the policy cancelled without prior written consent from RMTI, and RMTI shall not give such consent without first obtaining CHARAK's consent, which shall not be unreasonably withheld.

         6.5 Infringement. RMTI shall promptly confer and provide to one another all available information pertaining to any and all charges and claims of infringement that are made or brought against RMTI and/or CHARAK related to the exercise of the license granted to RMTI pursuant to this Agreement, and RMTI shall have the right but not the obligation to defend against such charges at its own expense. CHARAK shall cooperate fully with such efforts. In any case or instance where RMTI chooses not to defend any such infringement, RMTI shall duly inform CHARAK in advance in writing, and shall provide relevant information then known to RMTI in sufficient detail for CHARAK and/or its attorneys to understand the merits and posture of the case. Upon such intimation CHARAK shall have the right to defend such case and if CHARAK so chooses RMTI shall cooperate fully with such efforts. The costs for the same shall be borne by the party carrying on such defense and, in the event that CHARAK elects to defend the infringement, any damage assessment in excess of what RMTI could have settled the case for, if any, shall also be paid by CHARAK.

         6.6      Indemnification.

                  6.6.1 RMTI shall indemnify and hold harmless CHARAK, AG and their Affiliates and their officers, directors and employees from and against any and all claims, losses, damages, judgments, costs, awards, expenses (including reasonable attorney's fees) and liabilities of every kind (collectively, "Losses") arising directly out of or resulting directly from any breach by RMTI of any of its warranties, guarantees, representations, obligations or covenants contained herein. "Affiliate" shall mean any corporation or partnership or other entity, which directly or indirectly controls, is controlled by, or is under common control with CHARAK and/or Dr. Gupta. "Control" shall mean the legal power to direct or cause the direction of the general management or partners of such entity whether through the ownership of voting securities, by contract or otherwise.

                                   ARTICLE VII
                                   TERMINATION

         7.1      This Agreement may be terminated as follows:

                  7.1.1 At the sole option of CHARAK and upon written notice by CHARAK, in the event RMTI fails to meet any of its financial obligations under this Agreement, but RMTI will have forty-five (45) days following receipt of notice to cure the violation.

                  7.1.2 At the option of either party and upon sixty (60) days written notice, in the event of the other party's failure to perform any of its non-financial duties or obligations under this Agreement, but the defaulting party may cure and nullify the violation during the notified period following receipt of notice.

                  7.1.3 At the option of RMTI, at any time during the term hereof with respect to any country, upon six (6) months written notice.

                  7.1.4 a. At the option of CHARAK, in the event RMTI shall at any time be insolvent or shall have had a petition in bankruptcy filed by or against it, provided, however, that such petition is not dismissed within 120 days of the filing thereof. For purposes of this agreement, "insolvent" shall mean a party is unable to pay its debts as such debts mature.

                           b. In any particular country in which exclusivity due
                  to Patent Rights or regulatory action exists, in the event RMTI fails to apply for Marketing Authorization within twelve
                  (12) months after successful completion of Phase III or equivalent Clinical Studies needed for regulatory approval (the "Target Date") unless such failure or delay is due to events or circumstances beyond the reasonable control of RMTI.

         7.2 Remedies hereunder are not exclusive. The non-breaching party shall have all remedies available at law or in equity. The provisions of
         Article VIII and the obligations for payment of Royalties under Section 3.3, so long as there is a Revenue Advantage as per Section 3.3, and RMTI obligations to CHARAK for any due and accrued License fees and/or other payments to CHARAK shall survive any termination of this Agreement.

         7.3 Upon termination of this Agreement, any sublicenses granted pursuant to this Agreement by RMTI shall also stand terminated simultaneously, but subject to same survival of obligations after termination as contained in Section 7.2 above being applicable to such sub-licensee(s), unless CHARAK agrees in writing to the continuance of any sub-license(s) on such terms and conditions as CHARAK may decide for such continuation.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

         8.1 Definition of Confidential Information. As used in this Agreement, "Confidential Information" shall mean all information which is transmitted in written, graphic or photographic form and marked as "Confidential" or transmitted in oral form and reasonably known to be confidential or claimed to be so by the discloser at the time of transmittal or before any non-confidential disclosure of it by the recipient, but Confidential

Information does not include that which (a) can be shown by the receiving party to have been in its possession prior to disclosure to it by the transmitting party; (b) at the time of disclosure hereunder is, or thereafter becomes, through no fault of the receiving party, part of the public domain by publication or otherwise; or (c) is furnished to the receiving party by a third party after the time of disclosure hereunder as a matter of right, who owes no obligation of confidentiality to the transmitting party with respect to the Confidential Information.

         8.2 Exchange of Information. All Confidential Information exchanged between CHARAK and RMTI pursuant to this Agreement or previously exchanged between CHARAK and RMTI relating to the subject matter hereof, shall be kept confidential by each party with the same degree of care normally accorded by such party to its own confidential information except for purposes authorized by this Agreement. Neither party shall disclose such Confidential Information to any person or entity during the term of this Agreement and for a period of five
(5) years after the termination of this Agreement, unless previously authorized in writing by the other party; provided, however, that each party may disclose said Confidential Information to responsible officers (including authorized representatives) and employees of any party who requires said information for the purposes contemplated by this Agreement, provided that said officers and employees shall have assumed like obligations of confidentiality.

                                   ARTICLE IX
                                  ASSIGNABILITY

                  9.1 Notwithstanding the references in this Agreement to non-transferability of the license contained herein, (i) CHARAK shall be permitted to assign its rights and obligations under this Agreement to a third party purchaser of all or substantially all of CHARAK 's business pertaining directly to the Licensed Technology, and (ii) RMTI shall be permitted to assign its rights and obligations under this Agreement to a third party purchaser of all or substantially all of RMTI's business pertaining directly to sale or use of the Licensed Products, but only by an express undertaking by the purchasers to faithfully uphold and perform all of RMTI's duties and obligations hereunder, which shall not be divided or fractionalized by any such assignment. This Agreement shall be binding upon and shall inure to the benefit of CHARAK and RMTI and their permitted assigns and successors in interest.

                                    ARTICLE X
                                  GOVERNING LAW

         10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan and the Federal laws relating to patents, with jurisdiction in the State of Michigan.

                                   ARTICLE XI
                                     NOTICES

         11.1 For purposes of notices given pursuant to this Agreement, the addresses as set forth in Section 11.2 shall be used unless changed by written notice given by one party to the other:

         11.2 For the purposes of notices under Section 11.1 above, the following addresses shall be used:

         For AG:  Ajay Gupta, MD



         For CHARAK:       Charak LLC
                           2336 Hickory Pointe Drive
                           Ann Arbor, MI 48105

                           Attn.:  Ajay Gupta, President and CEO
                           Facsimile Number:  323 563 4924

         For RMTI:         Rockwell Medical Technologies, Inc.
                           30142 Wixom Road
                           Wixom, MI 48393
                           Attn.:  Rob Chioini, Chairman, President, and CEO
                           Facsimile Number:  (248) 960-9119

         11.3 All notices hereunder shall be in writing and shall be deemed given when (a) personally delivered; or (b) when received, if mailed by certified mail, return receipt requested, postage prepaid; or (c) when received when sent by courier service, UPS, or equivalent carrier; or (d) on the first business day after receipt of facsimile copy when transmitted by confirmed facsimile, with hard copy mailed by United States mail.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1. Headings. The headings used in this Agreement are for purposes of convenience and ready referral and shall not be deemed to limit or expand the construction of any paragraph to which they appertain.

         12.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof.

         12.3 No Waiver. No waiver by either party or any breach of the terms of this Agreement shall be deemed a waiver of any subsequent breach thereof.

         12.4 Entire Understanding. This Agreement embodies the entire understanding and agreement between the parties and supersedes all previous negotiations, representations and writings, written or oral, with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing, duly signed by the parties hereto.

         12.5 This agreement may be executed in more than one counterpart, each of which shall be deemed an original document, and all of which taken together shall be one and the same Agreement.

         12.6 Dr. Ajay Gupta assures RMTI and warrants that CHARAK is and will remain fully capable of performing all of its obligations under this Agreement, that all statements and verifications of CHARAK and AG herein are believed in good faith to be true, and that AG will faithfully and satisfactorily provide all services and information required of him by this Agreement. RMTI assures CHARAK and AG that RMTI has full corporate power and authority to enter into this Agreement, consummate the transactions contemplated herein and perform its obligations hereunder and RMTI shall faithfully and satisfactorily perform its obligations as required of it by this Agreement.

         12.7 Force Majeure - If either CHARAK /AG or RMTI shall be prevented by fire, war, civil disturbances, acts of God, intervention of a Government Authority, or other similar events beyond the reasonable control of CHARAK/AG or RMTI from performing their respective obligations hereunder, neither CHARAK/AG nor RMTI shall be liable to the other for damages ("Force Majeure"). The party being able to perform may, at its sole option, extend the duration for the performance of the obligations by the other under this Agreement by a term equal in length to the period during which the other party was unable to perform its obligations hereunder on account of Force Majeure, or waive such obligations.

                 12.8 Independent Contractor --CHARAK/AG's relationship with RMTI under this Agreement shall be that of independent contractor. Nothing in this Agreement shall be deemed or construed by the parties hereto or by any third parties creating the relationship of principal and agent, employer and employee or of partnership or of joint venture between the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




ATTEST:                             CHARAK LLC

                                    By: /s/ Dr. Ajay Gupta
----------------------------            ---------------------------
                                         Dr. Ajay Gupta
                                         President and CEO

ATTEST:                             ROCKWELL MEDICAL TECHNOLOGIES, INC.


                                    By: /s/ Robert Chioini
----------------------------            ---------------------------
                                         Robert Chioini
                                         Chairman, President, CEO


ATTEST:                             DR. AJAY GUPTA


                                    By: /s/ Dr. Ajay Gupta
----------------------------            ---------------------------


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